EXHIBIT 99
                                   ----------

For Immediate Release                             Contact:   William J. Small
                                                  Chairman, President and CEO
                                                  First Defiance Financial Corp.
                                                  (419) 782-5172
                                                  bsmall@first-fed.com

                                                  John C. Wahl
                                                  Executive VP and CFO
                                                  First Defiance Financial Corp
                                                  (419) 782-5202
                                                  jwahl@first-fed.com


FIRST DEFIANCE REPORTS REVISION IN GAIN ON SALE OF MORTGAGE COMPANY


DEFIANCE, OHIO (June 7, 2002) - First Defiance Financial Corp. (NASDAQ: FDEF) today announced that it has lowered the estimated after-tax gain it expects to realize on the April 1, 2002 sale of its Leader Mortgage subsidiary (The Leader) to U.S. Bank to $7.6 million or $1.14 per share. The Company had previously announced that it expected to realize a gain of $10 million or $1.50 per share from the sale.

The downward revision resulted from an increase in the federal taxes associated with the gain due to the difference in the tax basis and book basis of The
Leader. This difference, which was caused by the change in tax status of The Leader to a limited liability company in 1998, was inadvertently excluded when the original gain estimate was calculated. There was no adjustment to the pre-tax gain recognized on the transaction, other than normal closing adjustments.

In addition to the gain on sale, and as previously reported, First Defiance reported that the Company has taken a pre-tax charge of $539,000 during the 2002 second quarter to pre-pay certain Federal Home Loan Bank (FHLB) advances. The after-tax effect of that item is $350,000 or $.05 per share. Both the gain on the sale of The Leader and the cost of restructuring the FHLB advances will be reported in discontinued operations in the Company's second quarter earnings.

First Defiance Financial Corp., headquartered in Defiance, OH, is the holding company for First Federal Bank of the Midwest and First Insurance and Investments. First Federal operates 14 full service branches, one commercial loan production office and 15 ATM locations in northwest Ohio. First Insurance and Investments is the largest property and casualty insurance company in the Defiance, OH area and it also specializes in life and group health insurance. For more information, visit the company's Web site at www.fdef.com.

Safe Harbor Statement

Statements contained herein may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking, insurance conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions and capital market conditions. The Company assumes no responsibility to update this information. For more details, please refer to the Company's SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

                                       ##